Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
THE THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOLARWINDS CORPORATION
The undersigned, for purposes of amending the Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) of SolarWinds Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST: The amendment to the Certificate, set forth below, was duly adopted by the Board of Directors and was approved by the stockholders by written consent in accordance with Section 228 and 242 of the DGCL, which written consent was signed by holders representing the necessary number of shares, as required by statute, to vote in favor of the amendment.
SECOND: The Certificate is hereby amended by adding the following to the end of Article IV, Part A:
“Upon the effectiveness of the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, every two (2) shares of the Corporation’s issued and outstanding Common Stock, par value $0.001 per share, that are issued and outstanding immediately prior to July 30, 2021 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock. The split of the outstanding shares of Common Stock shall be referred to as the “Reverse Split.” No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Split shall be rounded up and converted to the nearest whole share of Common Stock.”
THIRD: Except as herein amended, the Certificate, as amended herein, shall remain in full force and effect.
FOURTH: The Effective Time of this Amendment will be July 30, 2021 at 5:00 p.m. Eastern Time.
* * * * * *

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, as amended, this 26th day of July, 2021.

By:	/s/ Sudhakar Ramakrishna
Name: Sudhakar Ramakrishna Title: President, Chief Executive Officer and Director